EXHIBIT 10.2

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

dated as of July 7, 2017

among

1847 FITNESS, INC.

CLFL, LLC

CENTRAL FLORIDA HEALTH CLUBS, LLC

MTDR LLC

SCFL, LLC

AND

THE OTHER PARTIES SET FORTH IN EXHIBIT A HERETO

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MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of July 7, 2017 (the “Agreement”), among 1847 Fitness, Inc., a Delaware corporation (the “Buyer”), Central Florida Health Clubs, LLC d/b/a Gold’s Gym Orlando, a Florida limited liability company (“CFHC”), CLFL, LLC d/b/a Gold’s Gym Clermont, a Florida limited liability company (“CLFL”), MTDR LLC d/b/a Gold’s Gym Mt. Dora, a Florida limited liability company (“MTDR”), SCFL, LLC d/b/a Gold’s Gym St. Cloud, a Florida limited liability company (“SCFL,” and together with CFHC, CLFL, MTDR, each a “Company” and collectively, the “Companies”), and the other parties set forth in Exhibit A hereto (the “Sellers”).

BACKGROUND

Each Seller is the record and beneficial owner of the percentage of equity interests (the “Interests”) of the Companies set forth opposite each such Seller’s name on Exhibit A. The Sellers collectively own 100% of the issued and outstanding Interests in the Companies. The Sellers desire to sell all the Interests to the Buyer, and the Buyer desires to purchase all the Interests from the Sellers, upon the terms and subject to the conditions set forth in this Agreement (such sale and purchase of the Interests, the “Acquisition”).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

(a) When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a) and other defined terms will have the meanings given to them elsewhere in this Agreement:

“Action” means any claim, action, suit, inquiry, hearing, proceeding or other investigation.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, membership interests or other equity interests, as trustee or executor, by Contract or otherwise.

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“Benefit Plan” means any “employee benefit plan” as defined in ERISA Section 3(3), including any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan (as defined in ERISA Section 3(2)), (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan (as defined in ERISA Section 3(37)), (iv) Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) or material fringe benefit plan or program, or (v) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company award, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, under which any present or former employee of the Company has any present or future right to benefits sponsored or maintained by the Company or any ERISA Affiliate.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written agreement, contract, commitment, arrangement or understanding.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person who is, or at any time was, a member of a “controlled group of corporations” within the meaning of Section 414(b) or (c) of the Code and, for the purpose of Section 302 of ERISA and/or Section 412, 4971, 4977, 4980D, 4980E and/or each “applicable section” under Section 414(f)(2) of the Code, within the meaning of Section 412(n)(6) of the Code that includes, or at any time included, the Company or any Affiliate thereof, or any predecessor of any of the foregoing. “GAAP” means United States generally accepted accounting principles as in effect on the date hereof.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction worldwide, whether registered or unregistered, including such rights in and to: (i) patents (including all reissues, divisions, provisionals, continuations and continuations-in-part, re-examinations, renewals and extensions thereof), patent applications, patent disclosures or other patent rights; (ii) copyrights, design, design registration, and all registrations, applications for registration, and renewals for any of the foregoing, and any “moral” rights; (iii) trademarks, service marks, trade names, business names, logos, trade dress, certification marks and other indicia of commercial source or origin together with all goodwill associated with the foregoing, and all registrations, applications and renewals for any of the foregoing; (iv) trade secrets and business, technical and know-how information, databases, data collections and other confidential and proprietary information and all rights therein; (v) software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other software-related specifications and documentation; and (vi) Internet domain name registrations.

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“IRS” means the Internal Revenue Service.

“Knowledge” means, when used with respect to a Seller, the actual or constructive knowledge of such Seller, and when used with respect to the Companies or the Buyer, the actual or constructive knowledge of any officer, director or manager of the Companies or the Buyer after due inquiry.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Minimum Working Capital” is equal to negative $40,000.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Permit” means any authorization, approval, consent, certificate, license, clearance, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“Taxes” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severance, stamp, payroll, sales, transfer, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, in each case, imposed by any Taxing Authority.

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“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction with respect to any Tax.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Transaction Proposal” means any unsolicited written bona fide proposal made by a third party relating to (i) any direct or indirect acquisition or purchase of all or substantially all of the assets of the Companies or any of their Subsidiaries, (ii) any direct or indirect acquisition or purchase of a majority of the combined voting power of the Interests of the Companies or any equity securities of any of their Subsidiaries, (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Companies in which the other party thereto or its stockholders will own 51% or more of the combined voting power of the parent entity resulting from any such transaction, or (iv) any other transaction that is inconsistent with the intent and purpose of this Agreement.

“Transfer Taxes” means sales, use, transfer, recording, documentary, stamp, registration and stock transfer Taxes and any similar Taxes.

“$” means United States dollars.

(b) For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule without reference to a document, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; and (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof.

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ARTICLE II

PURCHASE AND SALE OF THE INTERESTS

2.1 Purchase and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing each Seller will contribute, sell, transfer and deliver to the Buyer, and the Buyer will purchase and receive from each Seller, all the Interests set forth opposite such Seller’s name on Exhibit A for an aggregate purchase price consisting of (a) Fourteen Million Dollars ($14,000,000) in cash, (b) the Gross-Up Amount (as defined below), if any, in cash, (c) the Buyer Shares (as defined below), and (d) the Buyer Note (as defined below) (collectively, the “Purchase Price”), payable as described below.

(a) The cash portion of the Purchase Price shall be Fourteen Million Dollars ($14,000,000) payable by the Buyer at the Closing through the delivery to the Sellers of cash in immediately available funds (the “Cash Portion”).

(b) At the Closing, the Buyer will issue to the Sellers One Hundred Thirty Five (135) shares in the aggregate (the “Buyer Shares”) of the Buyer’s Common Stock, $0.001 par value per share, constituting 13.5% of the issued and outstanding capital stock of the Buyer on the Closing Date on a fully-diluted basis (assuming the exercise, conversion or exchange of all securities of the Buyer that are exercisable or exchangeable for, or convertible into, the Buyer’s Common Stock) and after giving effect to the Closing. If, subsequent to the date of this Agreement and prior to the Closing Date, any Seller who receives Buyer Shares determines that he or it will incur a federal tax liability resulting from the receipt of Buyer Shares as a portion of the Purchase Price and notifies the Buyer in writing of the amount of such liability and provides the Buyer with a reasonably detailed calculation of such liability, the Buyer will pay to such Sellers in a timely fashion prior to the due date of such tax liability an additional amount that is equal to the amount of such federal tax liability, as reasonably determined in accordance with applicable tax law, up to an aggregate maximum amount of $238,000 (the “Gross-Up Amount”).

(c) At the Closing, the Buyer will issue to the Sellers promissory notes in the aggregate principal amount of One Million Dollars ($1,000,000) in the form mutually agreed upon by the parties (each a “Buyer Note” and, collectively, the “Buyer Notes”).

The Sellers shall deliver to the Buyer a written schedule (the “Allocation Schedule”) that allocates the aggregate Purchase Price among the Sellers within sixty (60) days of the date of this Agreement. The Parties acknowledge and agree that the Purchase Price shall not be distributed pro rata among all of the Sellers and, instead, shall be distributed in accordance with the Allocation Schedule, which will result in some Sellers receiving a different mix of consideration than other Sellers.

2.2 Adjustments to Purchase Price.

(a) Working Capital Adjustment.

(i) At the Closing, the Sellers shall deliver to the Buyer an unaudited balance sheet of the Companies (the “Preliminary Balance Sheet”) as at the Closing together with a certificate of the Sellers stating that the Preliminary Balance Sheet was prepared in accordance with best practices and consistent with the Companies’ previous accounting methods, so as to present fairly in all material respects the financial condition of Companies as of such date.

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(ii) As soon as practicable following the Closing Date (but not later than sixty (60) days after the Closing Date), the Buyer shall cause its accountant to prepare and deliver to the Sellers an unaudited balance sheet of the Companies (the “Closing Date Balance Sheet”) and all calculations, work papers and supporting documents as of the Closing Date. The Closing Date Balance Sheet shall be prepared in accordance with best practices in a manner consistent with the Preliminary Balance Sheet so as to present fairly in all material respects the financial condition of the Companies.

(iii) If the Closing Working Capital exceeds the Preliminary Working Capital, then the Buyer (or, at the Buyer’s direction, the Companies) shall promptly (and, in any event, within seven (7) days) pay to the Sellers an amount in cash that is equal to the excess. If the Preliminary Working Capital exceeds the Closing Working Capital, then the Sellers shall promptly (and, in any event, within seven (7) days) pay to the Buyer an amount in cash that is equal to such excess. Any such adjustment shall be treated as an adjustment to the Purchase Price. For the avoidance of doubt, the Parties agree that notwithstanding anything to the contrary contained in this Agreement, the Working Capital Adjustment set forth in this Section 2.2(a) shall be calculated in accordance with the working capital details set forth on Exhibit B to this Agreement.

(iv) In the event the Sellers do not agree with the Closing Working Capital as reflected on the Closing Date Balance Sheet, the Sellers shall so inform the Buyer in writing within twenty (20) days of the Sellers’ receipt of such Balance Sheet and the supporting documentation, such writing to set forth the objections of the Sellers in reasonable detail. If the Sellers and the Buyer cannot reach agreement as to any disputed matter relating to the Closing Working Capital within fifteen (15) days after notification by the Sellers to the Buyer of a dispute, they shall forthwith refer the dispute to an Independent Accounting Firm mutually agreeable to the Sellers and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Sellers are unable to agree on the choice of an Independent Accounting Firm, they shall select an Independent Accounting Firm by lot (after excluding their respective regular outside accounting firms). Each of the Sellers, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The Independent Accounting Firm shall act as an arbitrator and shall determine, based solely on presentations by the parties (and not by independent review) and the terms of this Agreement, only those disputed items among the parties and shall render a written report to the parties containing the resolution of each such dispute, a brief summary of the Independent Accounting Firm’s reasoning for the resolution of each such dispute and the resulting calculations and shall have no right, authority or discretion to employ any accounting standards or principles except for those provided for in this Agreement. The Independent Accounting Firm shall have the full and exclusive authority to decide all the issues still then in dispute. The decision of the accounting firm with respect to all disputed matters relating to the Closing Working Capital shall be deemed final and conclusive and shall be binding upon the Sellers and the Buyer. In addition, if the Sellers do not object to the Closing Working Capital within the 20-day period referred to above, the Closing Working Capital, as reflected on the Closing Date Balance Sheet as so prepared, shall be deemed final and conclusive and binding upon the Sellers and the Buyer.

(v) The Sellers shall be entitled to have access to the books and records of the Companies and the Buyer’s work papers prepared in connection with the Closing Date Balance Sheet and shall be entitled to discuss such books and records and work papers with the Buyer and those persons responsible for the preparation thereof.

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(b) Minimum Working Capital Adjustment. If the Minimum Working Capital exceeds the Preliminary Working Capital, then the Cash Portion shall be reduced at the Closing by an amount equal to such difference.

(c) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Companies existing as of the Closing Date.

(d) Adjustment for Additional Fitness Club. In the event the Sellers consummate before the Closing Date (as defined in Section 2.3 below) the contemplated purchase of one additional fitness club located at Glen Brook Commons, U.S. Highway 27, Clermont, Florida (the “New Club”), upon such consummation (i) the New Club shall be deemed a “Company” as defined herein, (ii) the equity interests in the New Club shall be deemed “Interests” as defined herein and Exhibit A hereto shall be amended accordingly to include such equity interests in the New Club, and (iii) the Cash Portion shall be increased by an amount equal to 125% of the capitalized costs (calculated in accordance with best practices and consistent with the Companies’ previous accounting methods) associated with the New Club.

2.3 Closing.

The consummation of the Acquisition and the other transactions contemplated hereby (the “Closing”) will take place by the reciprocal delivery of closing documents by electronic mail, regular mail, fax or any other means mutually agreed upon by the parties on the day on which the last of the conditions to closing contained in Article VII of this Agreement (other than any conditions that by their nature are to be satisfied at the Closing) are satisfied or waived in accordance with this Agreement or such other date as the Buyer and the Sellers may mutually determine (the date on which the Closing actually occurs is referred to as the “Closing Date”).

2.4 Transactions to be Effected at the Closing.

(a) At the Closing, the Buyer will (i) pay to the Sellers the Cash Portion of the Purchase Price in accordance with the Allocation Schedule, adjusted in accordance with subsection 2.2(b) above, less the amounts paid pursuant to subsection 2.2(c) above and plus the amounts paid pursuant to subsection 2.2(d) above, if any, by paying such sum to each Seller by transfer of immediately available funds in accordance with instructions provided by the Sellers, (ii) issue to the Sellers the Buyer Shares in accordance with the Allocation Schedule, by issuing to each such party listed on the Allocation Schedule as receiving Buyer Shares a certificate representing the number of Buyer Shares set forth for such party on the Allocation Schedule, (iii) issue to each Seller listed on the Allocation Schedule as receiving a Buyer Note, a Buyer Note in the applicable principal amount reflected on the Allocation Schedule, (iv) deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to this Agreement.

(b) At the Closing, each Seller will (i) deliver to the Buyer a certificate or certificates representing the Interests, if certificated, duly endorsed or accompanied by membership interest or stock powers, as applicable, duly endorsed in blank and (ii) deliver to the Buyer all other documents, instruments or certificates required to be delivered by the Seller at or prior to the Closing pursuant to this Agreement.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF EACH OF THE SELLERS

Each of the Sellers represents and warrants to the Buyer that each statement contained in this Article III is true and correct as of the date hereof.

3.1 Organization; Authority and Enforceability.

The Seller, if a legal entity, is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or other formation. The Seller has the requisite power and authority, and, in the case of any Seller that is an individual, the requisite legal capacity, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the Acquisition and the other transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and no other action is necessary on the part of the Seller to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

3.2 Noncontravention.

(a) Neither the execution and the delivery of this Agreement nor the consummation of the Acquisition or the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) to the actual knowledge of the Seller, violate any Law applicable to the Seller or (ii) violate any Contract to which the Seller is a party, except in the case of clauses (i) and (ii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), or operations of the Companies and their Subsidiaries taken as a whole (a “Company Material Adverse Effect”).

(b) The execution and delivery of this Agreement by the Seller does not, and the performance of this Agreement by the Seller will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except (i) as set forth in Section 4.4 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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3.3 The Interests.

(a) The Seller holds of record and owns beneficially the issued and outstanding Interests of the Companies set forth opposite the Seller’s name on Exhibit A, free and clear of all Liens. The Interests set forth opposite the Seller’s name on Exhibit A correctly sets forth all Interests owned of record or beneficially by the Seller in the Companies.

(b) The Seller is not party to any Contract obligating the Seller to vote or dispose of any Interests, or other equity or voting interests in, the Companies.

(c) The Seller has the full right to sell, convey, transfer, assign and deliver the Interests, without the need to obtain the consent or approval of any third party. At and as of the Closing, the Seller will convey the Interests to the Buyer by instruments of assignment and transfer effective in each case to vest in the Buyer, and the Buyer will have, good and valid record and marketable title to the Interests, free and clear of all Liens.

3.4 Brokers’ Fees. Except for the payment of a commission to Woodbridge International pursuant to a separate agreement executed between Woodbridge International and each of the Companies, the Seller does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANIES

Each of the Sellers, solely with respect to and to the extent of such Seller’s pro rata Interest in a specific Company (as more particularly set forth in Exhibit A), represents and warrants to the Buyer that each statement contained in this Article IV is true and correct as of the date hereof, except as set forth in the schedule to be delivered pursuant to Schedule 6.11 of this Agreement (the “Disclosure Schedule”). The Disclosure Schedule will be arranged for purposes of convenience only, in sections corresponding to the Sections of this Article IV. Each section of the Disclosure Schedule will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedule.

4.1 Organization; Standing and Power; Authority and Enforceability.

(a) The Companies are limited liability companies duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of their jurisdiction of organization, and have the requisite power and authority to own, lease and operate their assets and to carry on their business as now conducted. The Companies are duly qualified or licensed to do business as limited liability companies and are in good standing (with respect to jurisdictions that recognize the concept of good standing) in each jurisdiction where the character of the assets and properties owned, leased or operated by them or the nature of their business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(b) The Companies have the requisite power and authority to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Companies of this Agreement and the consummation by the Companies of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Companies, and no other action is necessary on the part of the Companies to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Companies and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Companies, enforceable against the Companies in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

4.2 Subsidiaries. The Companies do not have any Subsidiaries.

4.3 Capitalization.

(a) Section 4.3 of the Disclosure Schedule sets forth the authorized, issued and outstanding Interests of the Companies.

(b) The Companies have no plans or agreements pursuant to which they have granted or committed to grant any option or right to acquire membership interests or any other award payable in or based upon the membership interests of the Companies. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any membership interests or other equity or voting interests of the Companies and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Companies. There are no Contracts of any kind to which the Companies are a party or by which the Companies are bound, obligating the Companies to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional membership interests, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, membership interests, or other equity or voting interests in, the Companies, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Companies, or obligating the Companies to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Companies, the value of which is in any way based upon or derived from any equity or voting interests of the Companies or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Companies’ members may vote.

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(d) There are no Contracts, contingent or otherwise, obligating the Companies to repurchase, redeem or otherwise acquire any membership interests of, or other equity or voting interests in, the Companies. There are no voting trusts, registration rights agreements or member agreements to which the Companies are a party with respect to the voting of membership interests in the Companies or with respect to the granting of registration rights for any of the membership interests in the Companies. There are no rights plans affecting the Companies.

(e) Except as set forth in Section 4.3 of the Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of the Companies.

4.4 Noncontravention.

(a) Neither the execution and delivery of this Agreement nor the consummation of the Acquisition and the other transactions contemplated by this Agreement will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the articles of organization or formation or limited liability company operating agreements (or comparable organization documents, as applicable) of the Companies, (ii) to the Knowledge of the Sellers and assuming compliance with the filing and notice requirements set forth in Section 4.4(b)(i), violate any Law applicable to the Companies on the date hereof or (iii) violate any Contract to which the Companies are a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Companies does not, and the performance of this Agreement by the Companies will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.5 Financial Statements.

(a) Section 4.5 of the Disclosure Schedule contains true and complete copies of (i) the unaudited consolidated balance sheet of the Companies as of December 31, 2016 and December 31, 2015, and the related unaudited statements of income, members’ equity and cash flows for the two years ended December 31, 2016 and December 31, 2015 (the “Financial Statements”). The Financial Statements have been prepared in accordance with best practices and consistent with the Companies’ previous accounting methods applied on a consistent basis throughout the periods involved and, on that basis, fairly present, in all material respects, the financial condition, results of operations and cash flows of the Companies as of the indicated dates and for the indicated periods.

4.6 Taxes.

(a) All material Tax Returns required to have been filed by the Companies have been filed, and each such Tax Return reflects the liability for Taxes in all material respects. All Taxes shown on such Tax Returns as due have been paid or accrued.

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(b) To the Knowledge of the Sellers, there is no audit pending against the Companies in respect of any Taxes. There are no Liens on any of the assets of the Companies that arose in connection with any failure (or alleged failure) to pay any Tax, other than Liens for Taxes not yet due and payable.

(c) The Companies have withheld and paid or accrued for all material Taxes required to have been withheld and paid or accrued for in connection with amounts paid or owing to any third party.

(d) The Companies have not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Companies are not a party to any Tax allocation or sharing agreement.

4.7 Compliance with Laws and Orders; Permits.

(a) The Companies are in compliance with all Laws and Orders to which the businesses of the Companies are subject, except where such failure to comply would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Companies own, hold, possess or lawfully use in the operation of their businesses all Permits that are necessary for them to conduct their businesses as now conducted, except where such failure to own, hold, possess or lawfully use such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.8 No Undisclosed Liabilities. The Companies do not have any Liability, except for (a) Liabilities set forth in the Financial Statements and (b) Liabilities which have arisen since the date of the Financial Statements in the ordinary course of business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

4.9 Tangible Personal Assets.

(a) The Companies have good title to, or a valid interest in, all of their tangible personal assets, free and clear of all Liens, other than (i) Liens for current real or personal property Taxes that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith, (ii) statutory Liens of landlords and workers,’ carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business or that are being contested in good faith, (iii) Liens and encroachments which do not materially interfere with the present or proposed use of the properties or assets they affect, (iv) Liens that will be released prior to or as of the Closing, (v) Liens arising under this Agreement, (vi) Liens created by or through the Buyer, and (vii) Liens set forth in Section 4.9 of the Disclosure Schedule, or (viii) Liens that, individually or in the aggregate, do not materially interfere with the ability of the Companies to conduct their business as currently conducted and do not adversely affect the value of, or the ability to sell, such personal properties and assets (the “Permitted Liens”).

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(b) The Companies’ tangible personal assets are suitable for the purposes for which they are currently being used. The Buyer acknowledges that the Companies’ tangible personal assets are being indirectly acquired by the Buyer through the Acquisition in “As-Is” condition, without any representations or warranties from the Sellers relating thereto. The Buyer further acknowledges that it has had an opportunity to inspect the Companies’ tangible personal assets, including all furniture, fixtures and equipment, and that it has adequately investigated and is satisfied with the “As-Is” condition of the foregoing.

4.10 Real Property.

The Companies do not own any real property. Section 4.10 of the Disclosure Schedule contains a list of all leases and subleases (collectively, the “Real Property Leases”) under which the Companies are either lessor or lessee (the “Real Property”). The Sellers have made available to the Buyer true and complete copies of each Real Property Lease. To the Knowledge of the Sellers, (a) all Real Property Leases are valid and binding Contracts of the Companies and are in full force and effect (except for those that have terminated or will terminate by their own terms), and (b) neither the Companies nor any other party thereto is in violation or breach of or default (or with notice or lapse of time, or both, would be in violation or breach of or default) under the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.11 Intellectual Property.

(a) Section 4.11 of the Disclosure Schedule sets forth a list that includes all material Intellectual Property owned by the Companies (the “Company-Owned Intellectual Property”) that is registered or subject to an application for registration (including the jurisdictions where such Company-Owned Intellectual Property is registered or where applications have been filed, and all registration or application numbers, as appropriate).

(b) All necessary registration, maintenance and renewal fees have been paid and all necessary documents have been filed with the United States Patent and Trademark Office or foreign patent and trademark office in the relevant foreign jurisdiction for the purposes of maintaining the registered Company-Owned Intellectual Property.

(c) Except as set forth in Section 4.11 of the Disclosure Schedule, (i) the Companies are the exclusive owners of the Company-Owned Intellectual Property free and clear of all Liens (other than Permitted Liens); (ii) to the Knowledge of the Sellers, no proceedings have been instituted, are pending or are threatened that challenge the rights of the Companies in or the validity or enforceability of the Company-Owned Intellectual Property; (iii) to the Knowledge of the Sellers, neither the use of the Company-Owned Intellectual Property as currently used by the Companies in the conduct of the Companies’ businesses, nor the conduct of the businesses as presently conducted by the Companies infringes, dilutes, misappropriates or otherwise violates in any material respect the Intellectual Property rights of any Person; and (iv) as of the date of this Agreement, the Companies have not made any claim of a violation, infringement, misuse or misappropriation by any Person, of their rights to, or in connection with, the Company-Owned Intellectual Property.

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(d) Except as set forth in Schedule 4.11 of the Disclosure Schedule, the Companies have not permitted or licensed any Person to use any Company-Owned Intellectual Property.

(e) Section 4.11 of the Disclosure Schedule sets forth a complete and accurate list of all licenses, other than “off the shelf” commercially available software programs, pursuant to which the Companies license from a Person of Intellectual Property that is material to and used in the conduct of the business by the Companies.

(f) Except as set forth in Section 4.11 of the Disclosure Schedule, to the Knowledge of the Sellers, the Companies are not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any Contract pursuant to which any third party is authorized to use any Company-Owned Intellectual Property or pursuant to which the Companies are licensed to use Intellectual Property owned by a third party, except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.12 Absence of Certain Changes or Events. Since the date of the Financial Statements, no event has occurred that has had, individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, since that date (except to the extent specifically contemplated by this Agreement):

(a) the Companies have not sold, leased, transferred, or assigned any of their assets, tangible or intangible, other than for a fair consideration in the ordinary course of business;

(b) the Companies have not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $50,000 or outside the ordinary course of business;

(c) no party (including the Companies) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $50,000 to which the Companies are a party or by which any of them is bound;

(d) the Companies have not imposed any Liens upon any of its assets, tangible or intangible;

(e) the Companies have not made any capital expenditure (or series of related capital expenditures) either involving more than $50,000 or outside the ordinary course of business;

(f) the Companies have not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $50,000 or outside the ordinary course of business;

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(g) the Companies have not transferred, assigned, or granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(h) there has been no change made or authorized in the charter or limited liability company agreements of the Companies;

(i) the Companies have not issued, sold, or otherwise disposed of any of their membership interests, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of their membership interests;

(j) the Companies have not made any loan to, or entered into any other transaction with, any of their directors, officers, and employees outside the ordinary course of business;

(k) the Companies have not entered into any employment contract or modified the terms of any existing such contract or agreement;

(l) the Companies have not granted any increase in the base compensation of any of its directors, officers, and employees outside the ordinary course of business;

(m) the Companies have not committed to any of the foregoing.

4.13 Contracts.

(a) Except as set forth in Section 4.13 of the Disclosure Schedule, as of the date hereof, the Companies are not a party to or bound by any: (i) Contract not contemplated by this Agreement that materially limits the ability of the Companies to engage or compete in any manner of the businesses presently conducted by the Companies; (ii) Contract that creates a partnership or joint venture or similar arrangement with respect to any material businesses of the Companies; (iii) indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other evidence of indebtedness or agreement providing for indebtedness in excess of $50,000; (iv) Contract that relates to the acquisition or disposition of any material business (whether by merger, sale of equity, sale of assets or otherwise) other than this Agreement; or (v) Contract that involves performance of services or delivery of goods or materials by or to the Companies in an amount or with a value in excess of $50,000 in any 12-month period (which period may extend past the Closing).

(b) The Sellers have made available to the Buyer true and complete copies of each of the Contracts set forth in Section 4.13 of the Disclosure Schedule. To the Knowledge of the Sellers, (i) all such Contracts are valid and binding, (ii) all such Contracts are in full force and effect (except for those that have terminated or will terminate by their own terms), and (iii) neither any Company nor any other party thereto, is in violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Contract, in each case, except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

4.14 Litigation. Except as set forth in Section 4.14 of the Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Companies that (a) challenges or seeks to enjoin, alter or materially delay the Acquisition or (b) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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4.15 Employee Benefits.

(a) Section 4.15 of the Disclosure Schedule includes a list of all Benefit Plans maintained or contributed to by the Companies or any of their Subsidiaries (the “Company Benefit Plans”). The Sellers have delivered or made available to the Buyer copies of (i) each Company Benefit Plan, (ii) the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required and (iii) the most recent favorable determination letters from the IRS with respect to each Company Benefit Plan intended to qualify under Section 401(a) of the Code.

(b) Except as set forth in Section 4.15 of the Disclosure Schedule: (i) none of the Company Benefit Plans is subject to Title IV of ERISA; (ii) each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is subject to a favorable determination letter from the IRS and, to the Knowledge of the Sellers, no event has occurred and no condition exists that is reasonably likely to result in the revocation of any such determination; and (iii) each Company Benefit Plan is in compliance with all applicable provisions of ERISA and the Code, except for instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former director, employee or independent contractor of the Companies, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former director, employee or independent contractor, or result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation or (iii) result in any amount failing to be deductible by reason of Section 280G of the Code.

4.16 Labor and Employment Matters. Section 4.16 of the Disclosure Schedule sets forth a list of all written employment agreements that obligate the Companies to pay an annual salary of $50,000 or more and to which the Companies are a party. To the Knowledge of the Sellers, there are no pending labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations that involve the labor or employment relations of the Companies. The Companies are not a party to any collective bargaining agreement. The Companies are in compliance with all foreign, federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours and nondiscrimination in employment, and are not engaged in any unfair labor practice. There is no charge pending or, to the Knowledge of the Sellers, threatened against any of the Companies alleging unlawful discrimination in employment practices before any court or agency and there is no charge of or proceeding with regard to any unfair labor practice against any of the Companies pending before the National Labor Relations Board or any similar entity. Each Company (i) has properly classified and treated all of its workers as independent contractors or employees and (ii) has, to the extent permitted by law, properly classified and treated all of its employees as “exempt” or “nonexempt” from overtime requirements under applicable law.

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4.17 Environmental Matters. Except for any matter that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Knowledge of the Sellers (i) the Companies are in compliance with all applicable Laws relating to protection of the environment (“Environmental Laws”), (ii) the Companies possess and are in compliance with all Permits required under any Environmental Law for the conduct of their operations. There are no Actions pending against the Companies alleging a violation of any Environmental Law.

4.18 Insurance. Section 4.18 of the Disclosure Schedule sets forth a list of each insurance policy that covers the Companies or their businesses, properties, assets, directors, officers or employees. Such insurance policies (a) are in full force and effect in all material respects and the Companies are not in violation or breach of or default under any of its obligations under any such insurance policy, except where such default would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) are sufficient for compliance in all material respects by the Company with all requirements of Law and of all agreements to which the Companies are a party, and (c) are valid, outstanding and enforceable policies.

4.19 Brokers’ Fees. Except as set forth in Section 4.19 of the Disclosure Schedule, the Companies have no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement.

4.20 Certain Business Relationships with the Company. Except as set forth in Section 4.20 of the Disclosure Schedule, no Seller, nor any Affiliate of a Seller, has been involved in any business arrangement or relationship with the Companies within the past 12 months, and no Seller, nor any Affiliate of a Seller, owns any asset, tangible or intangible, which is used in the business of the Companies.

4.21 Equipment. Section 4.21 of the Disclosure Schedule sets forth a complete and accurate list of all furniture, fixtures and equipment (collectively, the “Equipment”), owned by the Companies other than items having a net book or market value individually of less than five thousand dollars ($5,000) or expensed for tax purposes, as of the date of the Financial Statements. The Companies have not acquired an item of Equipment for in excess of such amount since such date. The personal property leases listed in Section 4.21 of the Disclosure Schedule include all leases by the Companies of any material items of leased personal property used in the business of the Companies. The Equipment, and all personal property held by the Companies under the personal property leases, are utilized by the Companies in the ordinary course of business.

4.22 Inventories. All of the Companies’ inventories consist solely of, and will consist solely of, material and goods of a quality and quantity which are usable or saleable in the normal course of the business carried on by the Companies. Such inventories are adequate for present needs of the business of the Companies, and shall be fairly reflected on the books of account of the Companies in accordance with best practices and consistent with the Companies’ previous accounting methods.

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4.23 Vendors. Section 4.23 of the Disclosure Schedule lists the five (5) largest vendors of the Companies based on the dollar amount of purchases and sales for the fiscal year ended December 31, 2015. The relationships of the Companies with such vendors are good commercial working relationships, and no vendor of material importance to the Companies has (a) cancelled or otherwise terminated, or threatened to cancel or otherwise to terminate, its relationship with the Companies, or (b) during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials for use in the business of the Companies.

4.24 Intentionally Deleted.

4.25 Potential Conflicts of Interest. Except as set forth in Section 4.25 of the Disclosure Schedule, no officer, director, manager, member, stockholder (or Affiliate thereof) or, to the Knowledge of the Sellers, employee of the Companies (a) owns, directly or indirectly, any interest in (excepting not more than 1% stock or other equity securities for investment purposes in securities of publicly held and traded companies) or is an officer, director, manager, employee or consultant of any Person which is a competitor, lessor, lessee, customer or supplier of any of the Companies, unless such interest is owned on the date hereof and such Person is not within a ten (10) mile radius of any of the fitness clubs currently being operated by each of the Companies; (b) owns, directly or indirectly, in whole or in part, any tangible or intangible property which any of the Companies is using or the use of which is necessary for their business; (b) has any cause of action or other claim whatsoever against, or owes any amount to, any of the Companies, except for claims in the ordinary course of business, such as for accrued vacation pay, accrued benefits under any Company Benefit Plan and similar matters and agreements; or (c) is party to any agreement, contract or commitment with any of the Companies or has received any loan, advance or investment from any of the Companies that has not been repaid in full prior to the date hereof.

4.26 Product Warranty; Product Liability. None of the Companies manufactures any products.

4.27 Officers and Directors; Bank Accounts, Signing Authority, Powers of Attorney. Section 4.27 of the Disclosure Schedule lists all officers and directors (or equivalent governing positions) of the Companies. Except as set forth in Section 4.27 of the Disclosure Schedule, the Companies do not have an account or safe deposit box in any bank and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Companies, to withdraw any money or other property from any bank, brokerage or other account of the Companies or to act under any power of attorney granted by the Companies at any time for any such purpose. Section 4.27 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Companies.

4.28 Members. Section 4.28 of the Disclosure Schedule contains (i) a list of all current members of the Business of the Companies that includes all pertinent details regarding their membership; and (ii) a form of membership agreement and other membership documents used by the Companies.

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4.29 Accounts Receivable. All accounts and notes receivable of the Business arose in the ordinary and usual course of the Business, represent valid obligations due, and either have been collected in full or, to the Sellers’ Knowledge, will be collected in full not later than 60 days after the invoice or due date of such receivables.

4.30 Disclosure. The representations and warranties contained in this Article IV do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Sellers that each statement contained in this Article V is true and correct as of the date hereof.

5.1 Organization; Authorization.

(a) The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Acquisition or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

5.2 Capitalization.

(a) The authorized capital stock of the Buyer consists of 5,000 shares of Common Stock, par value $0.001 per share, of which 100 shares are issued and outstanding. No other capital stock of the Buyer is authorized, issued or outstanding.

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(b) Except as contemplated herein, the Buyer has no plans or agreements pursuant to which it has granted or committed to grant any option or right to acquire capital stock or any other award payable in or based upon the capital stock of the Buyer. There are no outstanding options, warrants or other securities or subscription, preemptive or other rights convertible into or exchangeable or exercisable for any capital stock or other equity or voting interests of the Buyer and there are no “phantom interest” rights, interest appreciation rights or other similar rights with respect to the Buyer. There are no Contracts of any kind to which the Buyer is a party or by which the Buyer is bound, obligating the Buyer to issue, deliver, grant or sell, or cause to be issued, delivered, granted or sold, additional capital stock, or other equity or voting interests in, or options, warrants or other securities or subscription, preemptive or other rights convertible into, or exchangeable or exercisable for, capital stock, or other equity or voting interests in, the Buyer, or any “phantom interests” right, interest appreciation right or other similar right with respect to the Buyer, or obligating the Buyer to enter into any such Contract.

(c) There are no securities or other instruments or obligations of the Buyer, the value of which is in any way based upon or derived from any equity or voting interests of the Buyer or having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which any of the Buyer’s stockholders may vote.

(d) There are no Contracts, contingent or otherwise, obligating the Buyer to repurchase, redeem or otherwise acquire any capital stock of, or other equity or voting interests in, the Buyer. There are no voting trusts, registration rights agreements or member agreements to which the Buyer is a party with respect to the voting of capital stock of the Buyer or with respect to the granting of registration rights for any of the capital stock of the Buyer. There are no rights plans affecting the Buyer.

(e) There are no bonds, debentures, notes or other indebtedness of the Buyer.

5.3 Noncontravention.

(a) Neither the execution and the delivery of this Agreement, nor the consummation of the Acquisition and the other transactions contemplated by this Agreement, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws (or comparable organization documents, as applicable) of the Buyer, (ii) violate any Law applicable to the Buyer on the date hereof or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement.

(b) The execution and delivery of this Agreement by the Buyer does not, and the performance of this Agreement by the Buyer will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity, except for (i) the filings set forth in Section 4.4 of the Disclosure Schedule or (ii) where the failure to take such action would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, properties, condition (financial or otherwise), operations of the Buyer and any of its Subsidiaries, taken as a whole.

5.4 Brokers’ Fees. The Buyer has no Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Acquisition or the transactions contemplated by this Agreement that could result in any Liability being imposed on the Sellers or the Companies.

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ARTICLE VI

COVENANTS

6.1 Consents. The Companies will use their commercially reasonable efforts to obtain any required third-party consents to the Acquisition and the other transactions contemplated by this Agreement in writing from each Person.

6.2 Operation of the Companies’ Business. During the period commencing on the date hereof and ending at the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each Company, except (i) as otherwise contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Buyer (which consent will not be unreasonably withheld, conditioned or delayed), will use commercially reasonable efforts to carry on its business in a manner consistent with past practice and not take any action or enter into any transaction that would result in the following:

(a) any change in the articles of organization or formation or the limited liability company operating agreement of such Company or any amendment of any material term of any outstanding security of such Company;

(b) any issuance or sale of any additional membership interests of, or rights of any kind to acquire any membership interests of, such Company;

(c) any incurrence, guarantee or assumption by such Company of any indebtedness for borrowed money other than in the ordinary course of business in amounts and on terms consistent with past practice;

(d) any change in any method of accounting, accounting principle or accounting practice by such Company which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(e) except in the ordinary course of business (i) any adoption or material amendment of any Company Benefit Plan, (ii) any entry into any collective bargaining agreement with any labor organization or union, (iii) any entry into an employment agreement or (iv) any increase in the rate of compensation to any employee in an amount that exceeds 10% of such employee’s current compensation; provided, that such Company may (A) take any such action for employees in the ordinary course of business or pursuant to any existing Contracts or Company Benefit Plans and (B) adopt or amend any Company Benefit Plan if the cost to such Person of providing benefits thereunder is not materially increased;

(f) except in the ordinary course of business, any cancellation, modification, termination or grant of waiver of any material Permits or material Contracts to which such Company is a party, which cancellation, modification, termination or grant of waiver would, individually or in the aggregate, have a Company Material Adverse Effect;

(g) any change in the Tax elections made by such Company or in any accounting method used by such Company for Tax purposes, where such change in the Tax election or accounting method may have a material adverse effect upon the Tax Liability of such Company for any period or set of periods beginning after the Closing Date, or the settlement or compromise of any material income Tax Liability of such Company;

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(h) except in the ordinary course of business, any acquisition or disposition of any business or any material property or asset of any Person (whether by merger, consolidation or otherwise) by such Company;

(i) any grant of a Lien on any properties and assets of such Company that would have, individually or in the aggregate, a Company Material Adverse Effect; or

(j) any entry into any agreement or commitment to do any of the foregoing.

6.3 Access. The Companies will permit the Buyer and its Representatives to have reasonable access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Companies, to the premises, properties, personnel, books, records (including Tax records), Contracts and documents of or pertaining to the Companies. Notwithstanding the foregoing, Buyer understands that any access to the Sellers’ facilities, management and/or employees must first be coordinated and approved by Pleasant A. Lewis (“PAL”).

6.4 Notice of Developments.

The Sellers and the Companies will give prompt written notice to the Buyer of any event that would reasonably be expected to give rise to, individually or in the aggregate, a Company Material Adverse Effect or would reasonably be expected to cause a breach of any of their respective representations, warranties, covenants or other agreements contained herein. The Buyer will give prompt written notice to the Sellers and the Companies of any event that could reasonably be expected to cause a breach of any of its representations, warranties, covenants or other agreements contained herein or could reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Acquisition and the other transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.4 will not limit, expand or otherwise affect the remedies available hereunder (if any) to the party receiving such notice.

6.5 No Solicitation.

(a) The Sellers and the Companies will, and will cause each of their Representatives to, cease immediately any existing discussions regarding a Transaction Proposal.

(b) From and after the date of this Agreement, without the prior consent of the Buyer, none of the Sellers nor the Companies will, nor will they authorize or permit any of their respective Representatives to, directly or indirectly through another Person to, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate any inquiries, proposals or offers from any Person that constitute, or would reasonably be expected to constitute, a Transaction Proposal, (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Transaction Proposal or (iii) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing.

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(c) In addition, the Sellers shall immediately communicate to the Buyer the terms of any Transaction Proposal received by any of the Sellers or the Companies, or any of their Representatives.

6.6 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, the Sellers, the Companies and Buyer will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Acquisition in accordance with this Agreement as promptly as practicable.

6.7 Covenant not to Compete. For a period of three (3) years from and after the Closing (the “Noncompetition Period”), the Sellers shall not engage directly or indirectly in any business that is competitive with the current business of the Companies (the “Business”) within a five (5) mile radius of any of the fitness clubs currently being operated by each of the Companies; provided, however, that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the Noncompetition Period, the Sellers shall not induce or attempt to induce any customer or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any Affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any Affiliate of the Buyer. During the Noncompetition Period, the Sellers shall not, on behalf of any entity other than the Buyer or an Affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any Person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an Affiliate of the Buyer. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.7 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Notwithstanding the foregoing, the Buyer acknowledges that, as of the date hereof, certain members of the Sellers have ownership interests in fitness clubs (the “Existing Club Ownership”) located at (i) 3195 U.S. Highway 98 North, Lakeland, Florida, (ii) 3625 South Florida Avenue, Lakeland, Florida, (iii) 5636 Cypress Gardens Boulevard, Winter Haven, Florida, and (iv) 1164 Havendale Boulevard, Winter Haven, Florida (collectively, the “Existing Clubs”) and that such Existing Club Ownership shall not be deemed a violation of this Section 6.7. In addition, during the Noncompetition Period, the Buyer agrees not to engage, directly or indirectly, in any business that is competitive with the current business of the Existing Clubs within a five (5) mile radius of any such club.

6.8 Bylaws of the Buyer. The Sellers acknowledge and agree that the Buyer Shares and the transfer thereof are governed by the terms and provisions of the bylaws of the Buyer, and any Seller who receives Buyer Shares shall not sell, assign, pledge or otherwise transfer all or any portion of the Buyer Shares or any right or interest therein, whether voluntarily, involuntarily, by operation of law, by gift or otherwise, except by a transfer which meets the requirements specified in the bylaws of the Buyer. Such Sellers shall otherwise comply with the provisions of the bylaws of the Buyer as they relate to the Buyer Shares.

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Any issuance by the Buyer of equity securities at a price per share below a pre-money valuation of $7.4 million must be approved by a majority of the board of directors, including at least one (1) Seller designee.

6.9 Financial Information. The Sellers shall cooperate with the Buyer and the Buyer’s independent certified public accounting firm in order to enable the Buyer to create audited financial statements prepared in accordance with GAAP for the two full fiscal years preceding the Closing Date by making available the Companies’ records as they are maintained in the ordinary course of business and answering reasonable questions.

6.10 Management Fee. The Sellers acknowledge and agree that from and after the Closing Date, 1847 Holdings LLC, a Delaware limited liability company (“1847 Holdings”), will charge the Buyer an annual management fee of $300,000, and which fee shall cover management consulting services to be provided by 1847 Holdings.

6.11 Disclosure Schedule.

(a) The parties acknowledge and agree that (i) the Sellers and the Companies have not yet delivered a definitive Disclosure Schedule to this Agreement or the Allocation Schedule to the Buyer, and (ii) Buyer has not been provided with copies of, nor had an opportunity to review, the items to be referred to on the Disclosure Schedule. The Sellers shall deliver (and shall cause the Companies to deliver) to the Buyer all of the schedules, including a definitive Disclosure Schedule to the Agreement and the Allocation Schedule, and documents referred to thereon, in final form within 60 business days of the date hereof. The Buyer shall have 10 business days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such schedules or the contents of any such document and the Buyer and the Sellers cannot agree on mutually satisfactory modifications thereto.

(b) The Sellers shall have the right from time to time after the date hereof to deliver written updates of the Disclosure Schedule to reflect matters that existed, occurred or arose prior to or after the date hereof up to Closing and were not included on the Disclosure Schedule but should be so included, or to create new exceptions to the Disclosure Schedule where the text of the Agreement does not expressly contemplate an exception requiring disclosure on the Disclosure Schedule to which the Sellers obtain or become aware of between signing and Closing (the “Updated Disclosure Schedule”). Disclosures set forth in the Updated Disclosure Schedule shall be referred to as “Updated Matters.”

(c) If the Updated Matters set forth a situation that would have a Company Material Adverse Effect and reflect matters that existed, occurred or arose prior to the date hereof and should have been disclosed upon the signing of this Agreement, then the Buyer shall be entitled to (i) terminate this Agreement upon written notice to the Sellers and the Companies or (ii) waive its rights to terminate this Agreement and its rights to indemnification under Article IX relating to such Updated Matters and proceed with the Closing in which case such Updated Disclosure Schedule shall constitute final Disclosure Schedule for the purposes of this Agreement.

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(d) If the Updated Matters set forth a situation that would have a Company Material Adverse Effect and reflect matters that arise after the signing of this Agreement, then the Buyer shall be entitled to (i) terminate this Agreement upon written notice to Sellers and the Company or (ii) waive its rights to terminate this Agreement and its rights to indemnification under Article IX relating to such Updated Matters and proceed with the Closing in which case such Updated Disclosure Schedule shall constitute final Disclosure Schedule for the purposes of this Agreement.

6.12 No Mandatory Capital Calls. The Buyer agrees that neither the board of directors of the Buyer nor any stockholder of the Buyer shall have the authority or right to make any mandatory capital call that requires any of the Sellers to contribute capital or any other property to the Buyer from and after the date hereof. For the avoidance of doubt, the Buyer shall under no circumstances be able to require the Sellers as holders of 13.5% of the equity of the Buyer to invest any funds into the Buyer and the Sellers shall have absolutely no financial liability toward the Buyer as a result of their ownership of the 13.5% equity stake in the Buyer.

ARTICLE VII

CONDITIONS TO OBLIGATIONS TO CLOSE

7.1 Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the Acquisition is subject to the satisfaction or waiver by the Buyer of the following conditions:

(a) The representations and warranties of the Sellers set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Buyer will have received a certificate signed by the Sellers to such effect.

(b) Each Seller and each Company will have performed all covenants required to be performed by it under this Agreement at or prior to the Closing, except where the failure to perform does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially adversely affect the ability of each Seller and each Company to consummate the Acquisition or perform its other obligations hereunder. The Buyer will have received a certificate signed by the Sellers to such effect.

(c) The Buyer shall have completed its business, accounting and legal due diligence review of the Companies and the Business, their assets and liabilities, and the results thereof shall be reasonably satisfactory to the Buyer.

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(d) There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the Financial Statements, which has had or is reasonably likely to cause a Company Material Adverse Effect.

(e) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated, and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(f) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(g) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(h) The Sellers shall have obtained releases of any liens, charges or encumbrances against any of the assets of the Companies, at the Sellers’ expense.

(i) The Buyer shall have received such pay-off letters and releases relating to indebtedness as it shall have requested and such pay-off letters shall be in form and substance satisfactory to it.

(j) The Buyer shall have received fully-executed employment and non-competition agreements with PAL and Kenneth L. Cummings in form and substance satisfactory to the Buyer.

(k) To the extent that the leased Real Property is owned by the Sellers, the Sellers shall have executed new leases or appropriate amendments to the existing leases for such Real Property that are mutually satisfactory to the parties.

(l) Each Company shall have delivered evidence reasonably satisfactory to the Buyer of such Company’s organization and proceedings and its existence in the jurisdiction in which it is formed, including evidence of such existence as of the Closing.

(m) The Buyer shall have obtained on terms and conditions satisfactory to it all financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Companies after the Closing.

(n) The board of directors of the Buyer shall have been increased to five (5) and shall consist of Ellery W. Roberts, two persons designated by the Sellers and two persons designated by 1847 Holdings.

(o) All actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Buyer.

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7.2 Conditions to Obligation of the Sellers and the Companies. The obligation of the Sellers and the Companies to consummate the Acquisition is subject to the satisfaction or waiver by the Sellers of the following conditions:

(a) (i) The Buyer shall have delivered the Cash Portion of the Purchase Price and the Gross-Up Amount, if any, to the Sellers in cash or by wire transfer of funds pursuant to Section 2.1(a) above and in accordance with the Allocation Schedule; and (ii) the Sellers shall have received the Buyer Shares pursuant to Section 2.1(b) above and the Buyer Notes pursuant to Section 2.1(c) above in accordance with the Allocation Schedule.

(b) The representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent such representations and warranties speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be so true and correct does not adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received certificates signed on behalf of the Buyer to such effect.

(c) The Buyer will have performed all of the covenants required to be performed by it under this Agreement at or prior to the Closing except such failures to perform as do not materially adversely affect the ability of the Buyer to consummate the Acquisition and the other transactions contemplated by this Agreement. The Sellers will have received certificates signed on behalf of the Buyer to such effect.

(d) All applicable waiting periods (and any extensions thereof) will have expired or otherwise been terminated and the parties hereto will have received all other authorizations, consents and approvals of all Governmental Entities in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

(e) No temporary, preliminary or permanent restraining Order preventing the consummation of the Acquisition will be in effect.

(f) Each party, as appropriate, shall have obtained any required consents, permits, licenses, approvals or notifications of any Governmental Entities, lenders, lessors, suppliers, customers or other third parties for which the Buyer will assume responsibility for properly completing any and all necessary forms required when applying for and securing any necessary transfers.

(g) The Buyer shall have obtained on terms and conditions satisfactory to it all financing it needs in order to consummate the transactions contemplated hereby and fund the working capital requirements of the Companies after the Closing.

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(h) The Buyer shall have received a capital contribution in cash, from 1847 Holdings in the amount of at least $6,407,407; and (ii) any Seller who receives Buyer Shares shall have entered into a stockholders’ agreement with 1847 Holdings, being the only other stockholders of the Buyer, in form and substance reasonably satisfactory to such Sellers, which provides, inter alia, that such Sellers shall have no obligation, directly or indirectly, to personally guaranty any amount(s) of the Buyer’s indebtedness.

(i) The board of directors of the Buyer shall have been increased to five (5) and shall consist of Ellery W. Roberts, two persons designated by the Sellers and two persons designated by 1847 Holdings.

(j) All actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

ARTICLE VIII

TERMINATION; AMENDMENT; WAIVER

8.1 Termination of Agreement. This Agreement may be terminated as follows:

(a) by mutual written consent of the Buyer and the Sellers at any time prior to the Closing;

(b) by either the Buyer or the Sellers if any Governmental Entity will have issued an Order or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement;

(c) by either the Buyer or the Sellers if the Closing does not occur on or before the date that is the one-hundred eighty (180) days following the date of this Agreement; provided that the right to terminate this Agreement under this Section 8.1(c) will not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to occur by such time;

(d) by the Buyer if any Seller or any Company has breached its respective representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.1(a) or 7.1(b) would not be satisfied; or

(e) by the Sellers if the Buyer has breached its representations and warranties or any covenant or other agreement to be performed by it in a manner such that the Closing conditions set forth in Section 7.2(b) or 7.2(c) would not be satisfied.

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8.2 Effect of Termination. In the event of termination of this Agreement by either the Sellers or the Buyer as provided in Section 8.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of the Buyer, the Companies or the Sellers (or any member, stockholder agent, consultant or Representative of any such party); provided, that the provisions of Sections 10.1, 10.6, 10.7, 10.8, 10.11, 10.13, 10.14 and this Section 8.2 will survive any termination hereof pursuant to Section 8.1.

8.3 Amendments. This Agreement may be amended by the parties hereto. This Agreement may not be amended except by an instrument in writing signed on behalf of the Buyer, the Companies and the Sellers.

8.4 Waiver. At any time prior to the Closing, the Buyer may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Sellers and the Companies or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Sellers or any conditions to its own obligations. Any agreement on the part of the Buyer to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed on its behalf by its duly authorized officer. At any time prior to the Closing, the Sellers and the Companies may (a) extend the time for the performance of any of the covenants, obligations or other acts of the Buyer or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of the Buyer or any conditions to its own obligations. Any agreement on the part of the Sellers and the Companies to any such extension or waiver will be valid only if such waiver is set forth in an instrument in writing signed by the Sellers and the Companies. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

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ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations, warranties made herein and in any certificate delivered in connection herewith shall survive for a period of fifteen (15) months following the Closing Date, at which time they shall expire; provided, however, that (a) the representations and warranties set forth in Sections 3.1, 3.3, 3.4, 4.1, 4.3, and 4.19 of this Agreement (the “Fundamental Representations”) shall survive until the expiration of the applicable statute of limitations and (b) the representations and warranties in Section 4.6 of this Agreement shall survive until the expiration of the applicable statute of limitations. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties, then notwithstanding any statement herein to the contrary, the relevant representations and warranties shall survive as to such claim, until such claim is finally resolved. Unless a specified period is set forth in this Agreement (in which event such specified period will control), all agreements and covenants contained in this Agreement will survive the Closing and remain in effect until thirty (30) days after the expiration of the applicable statutes of limitations. To avoid any doubt, the parties agree that the time limitations herein limit the time in which a claim may be brought even though such time limits may be less than those otherwise afforded under applicable statutes of limitations. In the event that a claim has been brought within such time periods, the running of such time prior to the final adjudication of such claim shall not time bar the continuation of such claim.

9.2 Indemnification by Sellers. From and after the Closing, each Seller hereby agrees, solely with respect to and to the extent of such Seller’s pro rata Interest in a specific Company (as more particularly set forth in Exhibit A), to indemnify, defend and save the Buyer and, to the extent applicable, its Affiliates, stockholders, officers, directors, employees, agents and representatives (each, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) harmless from and against any and all liabilities, deficiencies, demands, claims, Actions, assessments, losses, costs, expenses, interest, fines, penalties and damages (including reasonable fees and expenses of attorneys and accountants and costs of investigation) (individually and collectively, the “Losses”) suffered, sustained or incurred by any Buyer Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations or warranties of such Seller or the Companies contained in Article III or IV of this Agreement or (b) the failure of such Seller to perform any of its covenants or obligations contained in this Agreement.

9.3 Indemnification by Buyer. From and after the Closing, the Buyer agrees to indemnify, defend and save the Sellers and to the extent applicable, the Sellers’ Affiliates, employees, agents and representatives (each, a “Seller Indemnified Party” and collectively the “Seller Indemnified Parties”) harmless from and against any and all Losses sustained or incurred by any Seller Indemnified Party arising out of or otherwise by virtue of: (a) any breach of any of the representations and warranties of Buyer contained in Article V of this Agreement or (b) the failure of the Buyer to perform any of its covenants or obligations contained in this Agreement.

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9.4 Indemnification Procedure.

(a) If a Buyer Indemnified Party or a Seller Indemnified Party seeks indemnification under this Article IX, such party (the “Indemnified Party”) shall give written notice to the other party (the “Indemnifying Party”) of the facts and circumstances giving rise to the claim. In that regard, if any Action, Liability or obligation shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article IX (a “Third-Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of such Third-Party Claim in writing, specifying the basis of such claim and the facts pertaining thereto, and the Indemnifying Party, if the Indemnifying Party so elects, shall assume and control the defense thereof (and shall consult with the Indemnified Party with respect thereto), including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all necessary expenses. If the Indemnifying Party elects to assume control of the defense of a Third-Party Claim, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless (i) the Indemnifying Party has been advised by the Indemnifying Party’s counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party, or (ii) the Indemnifying Party has failed to assume the defense and employ counsel; in which case the fees and expenses of the Indemnified Party’s counsel shall be paid by the Indemnifying Party. All claims other than Third-Party Claims (a “Direct Claim”) may be asserted by the Indemnified Party giving notice to the Indemnifying Party. Absent an emergency or other extenuating circumstance, the Indemnified Party shall give written notice to the Indemnifying Party of such Direct Claim prior to taking any material actions to remedy such Direct Claim.

(b) In no event shall the Indemnified Party pay or enter into any settlement of any claim or consent to any judgment with respect to any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement or judgment would require the Indemnifying Party to pay any amount. The Indemnifying Party may enter into a settlement or consent to any judgment without the consent of the Indemnified Party so long as (i) such settlement or judgment involves monetary damages only and (ii) a term of the settlement or judgment is that the Person or Persons asserting such Third-Party Claim unconditionally release all Indemnified Parties from all liability with respect to such claim; otherwise the consent of the Indemnified Party shall be required in order to enter into any settlement of, or consent to the entry of a judgment with respect to, any Third-Party Claim, which consent shall not be unreasonably withheld, conditioned or delayed.

9.5 Failure to Give Timely Notice. A failure by an Indemnified Party to provide notice as provided in Section 9.4 will not affect the rights or obligations of any Person except and only to the extent that, as a result of such failure, any Person entitled to receive such notice was damaged as a result of such failure to give timely notice. Nothing contained in this Section 9.5 shall be deemed to extend the period for which Sellers’ representations and warranties will survive Closing as set forth in Section 9.1 above.

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9.6 Limitation on Indemnification Obligation. Notwithstanding anything in this Agreement to the contrary, the liability of the Sellers to the Buyer Indemnified Parties with respect to claims for indemnification pursuant to Section 9.4(a) (but not with respect to the Fundamental Representations for which recovery shall not be so limited) is subject to the following limitations:

(a) The Sellers shall not, in the aggregate, be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) to the extent that the amounts otherwise indemnifiable for such breaches exceeds the Purchase Price.

(b) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4(a) (other than with respect to Fundamental Representations for which recovery shall not be so limited) until and unless the aggregate amounts indemnifiable for such breaches exceeds $150,000 (the “Threshold Amount”). In the event the Buyer Indemnified Parties’ claim for Losses, in the aggregate, exceed the Threshold Amount, the Buyer Indemnified Parties shall be entitled to recover Losses above the Threshold Amount.

(c) The Sellers shall not be liable to the Buyer Indemnified Parties for Losses arising under Section 9.4 unless the claim therefor is asserted in writing on or prior to the expiration of the applicable representation and/or warranty.

(d) Losses payable by an Indemnifying Party under this Article IX shall not include punitive damages, damages related to mental or emotional distress, lost profits, exemplary damages, consequential damages or damages calculated as a multiple of earnings.

(e) Each Buyer Indemnified Party shall use commercially reasonable efforts to take and shall cause its Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto.

(f) Losses otherwise subject to indemnity hereunder will be calculated after application of any received insurance proceeds actually received by the Indemnified Party (net of costs of recovery and the value of any associated increase in premiums).

(g) In calculating any Losses, there shall be deducted any indemnification, contribution or other similar payment actually recovered by any Buyer Indemnified Party from any third person directly in connection with such claim, less any costs of receiving such recovery.

(h) Adjustment to Purchase Price. All indemnification payments pursuant to this Article IX shall be deemed to be adjustments to the Purchase Price.

(i) Each of the Seller’s liability under this Article IX is limited to such Seller’s pro rata ownership interest in a specific Company or specific Companies (as set forth in Exhibit A).

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9.7 Payments. Payments of all amounts owing by an Indemnifying Party under this Article IX shall be made promptly upon the determination in accordance with this Article IX that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE X MISCELLANEOUS

10.1 Press Releases and Public Announcement. Neither the Buyer on the one hand, nor the Sellers or the Companies on the other, will issue any press release or make any public announcement relating to this Agreement, the Acquisition or the other transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that the Buyer may make regulatory filings referring to this Agreement or attaching a copy hereof as may be required by applicable Law.

10.2 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.3 Entire Agreement. This Agreement (including the Exhibits and the Schedules hereto) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they related in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval, in the case of assignment by the Buyer, by the Sellers, and, in the case of assignment by the Sellers or the Companies, the Buyer.

10.5 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

10.6 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission or mailed (by registered or certified mail, postage prepaid, return receipt requested) or delivered by reputable overnight courier, fee prepaid, to the parties hereto at the addresses of the parties as specified below:

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If to the Buyer:	c/o 1847 Holdings LLC 590 Madison Avenue, 21st Floor New York, NY 10022 Attn: Ellery W. Roberts, CEO Facsimile: 917-793-5950

with a copy to:	Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 Attn: Louis A. Bevilacqua Facsimile: 301-874-8635

If to the Companies:	c/o 6726 Curran Street 2nd Floor McLean, VA 22101 Attn: Ross A. Byington Facsimile: 703-207-7054

with a copy to:	Scibelli & Associates 500 Auburn Avenue Wyndmoor, PA 19038 Attn: Arthur P. Scibelli, Jr. Facsimile: 215-233-9138

If to the Sellers: To the addresses specified on Exhibit A hereto

Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

10.7 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the Laws of the State of Florida, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Florida.

10.8 Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF FLORIDA AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ACQUISITION OR THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

10.9 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

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10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

10.11 Expenses. Except as otherwise provided in this Agreement, whether or not the Acquisition is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. As used in this Agreement, “expenses” means the out-of-pocket fees and expenses of the financial advisor, counsel and accountants incurred in connection with this Agreement and the transactions contemplated hereby.

10.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.13 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the obligations and Liabilities of the parties hereunder will be without recourse to any stockholder or member of such party or any of such stockholder’s or member’s Affiliates (other than such party, and in the case of the Buyer, other than 1847 Holdings), or any of their respective Representatives or agents (in each case, in their capacity as such).

10.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or in equity.

10.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BUYER:

1847 FITNESS, INC.

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

COMPANIES:

CENTRAL FLORIDA HEALTH CLUBS, LLC

By:	/s/ Pleasant A. Lewis III
Name:	Pleasant A. Lewis III
Title:	Manager

CLFL, LLC

By:	/s/ Pleasant A. Lewis III
Name:	Pleasant A. Lewis III
Title:	Manager

MTDR LLC

By:	/s/ Pleasant A. Lewis III
Name:	Pleasant A. Lewis III
Title:	Manager

SCFL, LLC

By:	/s/ Pleasant A. Lewis III
Name:	Pleasant A. Lewis III
Title:	Manager

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SELLERS:

/s/ Pleasant A. Lewis II
PLEASANT A. LEWIS III

/s/ Kenneth L. Cummings
KENNETH L. CUMMINGS

GGWH INVESTOR GROUP, LLC

By:	/s/ Brett Bossung
Name:	Brett Bossung
Title:	Authorized Signatory

GGWH-CLE INVESTOR GROUP, LLC

By:	/s/ Brett Bossung
Name:	Brett Bossung
Title:	Authorized Signatory

GGWH-MTDR, LLC

By:	/s/ Brett Bossung
Name:	Brett Bossung
Title:	Authorized Signatory

GGWH-STC, LLC

By:	/s/ Brett Bossung
Name:	Brett Bossung
Title:	Authorized Signatory

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EXHIBIT A

Schedule of Sellers

Name and Address of Seller	CFHC Interests Owned	CLFL Interests Owned	MTDR Interests Owned	SCFL Interests Owned
Pleasant A. Lewis 1665 Highway A1A Satellite Beach, FL 32937	53%	50%	50%	50%

Kenneth L. Cummings 17214 Lake Ingram Road Winter Garden, FL 34787	1%	5%	5%	5%

GGWH Investor Group, LLC 6726 Curran Street, 2nd Floor McLean, VA 22101	46%	-	-	-

GGWH–CLE Investor Group, LLC 6726 Curran Street, 2nd Floor McLean, VA 22101	-	45%	-	-

GGWH-MTDR, LLC 6726 Curran Street, 2nd Floor McLean, VA 22101	-	-	45%	-

GGWH-STC, LLC 6726 Curran Street, 2nd Floor McLean, VA 22101	-	-	-	45%

TOTALS	100%	100%	100%	100%

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EXHIBIT B

WORKING CAPITAL DETAILS

The working capital adjustment shall be calculated in accordance with the following

Plus:

Cash and cash equivalents

Billing company receivable (money a billing company has collected but not remitted)

Inventory

Prepaid expenses *

Less:

Accounts payable and accrued expenses

Sales and excise tax payable

Prepaid pro-shop fees (member monies held on account for future pro-shop purchases)

Accrued payroll/commissions and related taxes

Estimated cost to service deferred personal training (50% of money collected but not yet serviced - co. pay's 40% of fee collected, add. 10% to cover payroll taxes and possible returns)

All inter-company balances will be eliminated (and not conveyed) on or prior to closing.

*	Most of the prepaid insurance appears on PAL Management, Inc.'s balance sheet. PAL Management is not being acquired in this transaction. Therefore, prior to closing accounting adjustments will be made to move such balances to the individual clubs.

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